Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2024 Financial Results

HERCULES, Calif.—October 30, 2024 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced financial results for the third quarter ended September 30, 2024.

Third-quarter 2024 total net sales were $649.7 million, an increase of 2.8 percent compared to $632.1 million reported for the third quarter of 2023. On a currency-neutral basis, quarterly sales increased 3.4 percent compared to the same period in 2023.The increase in net sales was driven by higher sales in our Clinical Diagnostics segment.

Life Science segment net sales for the third quarter were $260.9 million, a decrease of 1.0 percent compared to the same period in 2023. On a currency-neutral basis, sales decreased by 0.6 percent compared to the same quarter in 2023, driven by ongoing weakness in the biotech and biopharma end markets. Currency neutral sales decreased in the Americas, offset by increases in EMEA.

Clinical Diagnostics segment net sales for the third quarter were $388.8 million, an increase of 5.6 percent compared to the same period in 2023. On a currency-neutral basis, sales increased 6.4 percent compared to the same quarter last year. The currency neutral sales increase was primarily driven by increased demand for quality control products, and a favorable compare for our immunology products, which were impacted by supply constraints in the third quarter of 2023. Currency neutral sales increased across all regions.

Third-quarter gross margin was 54.8 percent compared to 53.1 percent during the third quarter of 2023.

Income from operations during the third quarter of 2024 was $64.5 million versus $90.9 million during the same quarter last year.

During the third quarter of 2024, the company recognized a change in the fair market value of its investment in Sartorius AG, which substantially contributed to a net income of $653.2 million, or $23.34 per share, on a diluted basis, versus a net income of $106.3 million, or $3.64 per share, on a diluted basis, reported for the same period of 2023.

The effective tax rate for the third quarter of 2024 was 24.2 percent, compared to 22.5 percent for the same period in 2023. The effective tax rate reported in these periods was primarily affected by the accounting treatment of our equity securities.

“Our third-quarter revenue performance was slightly ahead of expectations, driven by steady growth in clinical diagnostics products, while our life science business continued to improve reflecting a gradual recovery in the biopharma end market,” said Norman Schwartz, Bio-Rad’s Chairman and Chief Executive Officer. "During the quarter, we also welcomed Jon DiVincenzo as President and Chief Operating Officer. Jon joins Bio-Rad's other recently hired senior executives who collectively bring a wealth of life science, clinical diagnostics, and operations experience. With the new senior leadership team in place, we are focused on margin expansion, commercial excellence, and creating long-term shareholder value."

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin was 55.6 percent for the third quarter of 2024 compared to 53.9 percent during the third quarter of 2023.

Non-GAAP income from operations during the third quarter of 2024 was $73.3 million versus $81.6 million during the comparable prior-year period.

Non-GAAP net income for the third quarter of 2024 was $56.4 million, or $2.01 per share, on a diluted basis, compared to $68.1 million, or $2.33 per share, on a diluted basis, during the same period in 2023.

The non-GAAP effective tax rate for the third quarter of 2024 was 28.8 percent, compared to 23.9 percent for the same period in 2023. The higher rate in 2024 was driven by geographical mix of earnings and a one-time acquired in-process research and development expense.

GAAP Results
	Q3 2024	Q3 2023
Revenue (millions)	$649.7	$632.1
Gross margin	54.8%	53.1%
Operating margin	9.9%	14.4%
Net income (millions)	$653.2	$106.3
Income per diluted share	$23.34	$3.64

Non-GAAP Results
	Q3 2024	Q3 2023
Revenue (millions)	$649.7	$632.1
Gross margin	55.6%	53.9%
Operating margin	11.3%	12.9%
Net income (millions)	$56.4	$68.1
Income per diluted share	$2.01	$2.33

Updated Full-Year 2024 Financial Outlook

Bio-Rad continues to expect its non-GAAP revenue to decline by approximately 2.5 to 4.0 percent on a currency-neutral basis. The company estimates a non-GAAP operating margin of between 12.75 to 13.25 percent, which now also includes the impact of a one-time acquired in-process research and development expense related to an acquisition completed during the third quarter.

Conference Call and Webcast

Management will discuss the company’s third quarter 2024 results and financial outlook in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on October 30, 2024. To participate, dial 800-579-2543 within the U.S., or (+1) 785-424-1789 from outside the U.S., and provide access code: BIORAD.

A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

BIO-RAD is a trademark of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with approximately 7,700 employees and $2.7 billion in revenues in 2023. Our customers include universities, research institutions, hospitals, and biopharmaceutical companies, as well as clinical, food safety and environmental quality laboratories. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; being focused on margin expansion, commercial excellence, and creating long-term shareholder value; and for the full-year 2024: continuing to expect non-GAAP revenue to decline by approximately 2.5 to 4.0 percent on a currency-neutral basis and estimating a non-GAAP operating margin of between 12.75 to 13.25 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "estimate," "continue," "believe," "anticipate," “target,” "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include reductions in government funding or capital spending of our customers, global economic and geopolitical conditions, the uncertain pace of the biopharma sector’s recovery, the challenging macroeconomic environment in China, supply chain issues, international legal and regulatory risks, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended

December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$649,729	$632,124	$1,899,025	$1,990,078
Cost of goods sold	293,826	296,441	862,037	929,495
Gross profit	355,903	335,683	1,036,988	1,060,583
Selling, general and administrative expense	200,440	201,199	610,042	634,576
Research and development expense	90,997	43,535	216,276	183,528
Income from operations	64,466	90,949	210,670	242,479
Interest expense	12,174	12,398	36,715	37,078
Foreign currency exchange (gains) losses, net	1,641	(1,680)	(2,012)	(5,280)
(Gains) losses from change in fair market value of equity securities and loan receivable	(792,888)	(36,425)	1,680,290	1,576,542
Other income, net	(18,081)	(20,446)	(70,740)	(87,365)
Income (loss) before income taxes	861,620	137,102	(1,433,583)	(1,278,496)
(Provision for) benefit from income taxes	(208,448)	(30,845)	305,185	291,464
Net income (loss)	$653,172	$106,257	$(1,128,398)	$(987,032)

Basic earnings (loss) per share:
Net income (loss) per basic share	$23.37	$3.65	$(39.89)	$(33.63)
Weighted average common shares - basic	27,949	29,102	28,286	29,349

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$23.34	$3.64	$(39.89)	$(33.63)
Weighted average common shares - diluted	27,985	29,223	28,286	29,349

Note: As a result of the net loss for the nine months ended September 30, 2024 and 2023, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2024	December 31, 2023
	(Unaudited)
Current assets:
Cash and cash equivalents	$410,377	$403,815
Short-term investments	1,217,641	1,208,887
Accounts receivable, net	461,940	489,017
Inventories, net	804,276	780,517
Other current assets	161,386	166,094
Total current assets	3,055,620	3,048,330

Property, plant and equipment, net	545,304	529,007
Operating lease right-of-use assets	173,866	194,730
Goodwill, net	415,100	413,569
Purchased intangibles, net	307,325	320,514
Other investments	6,002,635	7,698,070
Other assets	103,622	94,850
Total assets	$10,603,472	$12,299,070

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$268,209	$284,554
Current maturities of long-term debt	1,262	486
Income and other taxes payable	43,625	35,759
Other current liabilities	184,847	202,000
Total current liabilities	497,943	522,799

Long-term debt, net of current maturities	1,200,062	1,199,052
Other long-term liabilities	1,417,608	1,836,086
Total liabilities	3,115,613	3,557,937

Total stockholders’ equity	7,487,859	8,741,133
Total liabilities and stockholders’ equity	$10,603,472	$12,299,070

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities:
Cash received from customers	$1,920,985	$2,007,482
Cash paid to suppliers and employees	(1,531,330)	(1,722,173)
Interest paid, net	(45,628)	(46,394)
Income tax payments, net	(75,710)	(40,966)
Other operating activities	62,731	95,947
Net cash provided by operating activities	331,048	293,896
Cash flows from investing activities:
Payments for purchases of marketable securities and investments	(1,053,660)	(537,540)
Proceeds from sales and maturities of marketable securities and investments	1,069,951	599,882
Other investing activities	(145,947)	(114,331)
Net cash used in investing activities	(129,656)	(51,989)
Cash flows from financing activities:
Payments on long-term debt	(359)	(349)
Other financing activities	(192,193)	(224,678)
Net cash used in financing activities	(192,552)	(225,027)
Effect of foreign exchange rate changes on cash	(1,021)	6,891
Net increase in cash, cash equivalents and restricted cash	7,819	23,771
Cash, cash equivalents and restricted cash at beginning of period	404,369	434,544
Cash, cash equivalents and restricted cash at end of period	$412,188	$458,315

Reconciliation of net loss to net cash provided by operating activities:
Net loss	$(1,128,398)	$(987,032)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	112,393	108,724
Reduction in the carrying amount of right-of-use assets	31,066	30,725
Losses from change in fair market value of equity securities and loan receivable	1,680,290	1,576,542
Changes in working capital	(29,950)	(61,623)
Other	(334,353)	(373,440)
Net cash provided by operating activities	$331,048	$293,896

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2024	% of revenue	September 30, 2023	% of revenue	September 30, 2024	% of revenue	September 30, 2023	% of revenue

GAAP cost of goods sold	$293,826		$296,441		$862,037		$929,495
Amortization of purchased intangibles	(4,499)		(4,507)		(13,391)		(13,131)
Restructuring benefits (costs)	(603)		(215)		(1,764)		(3,922)
Non-GAAP cost of goods sold	$288,724		$291,719		$846,882		$912,442

GAAP gross profit	$355,903	54.8%	$335,683	53.1%	$1,036,988	54.6%	$1,060,583	53.3%
Amortization of purchased intangibles	4,499		4,507		13,391		13,131
Restructuring (benefits) costs	603		215		1,764		3,922
Non-GAAP gross profit	$361,005	55.6%	$340,405	53.9%	$1,052,143	55.4%	$1,077,636	54.2%

GAAP selling, general and administrative expense	$200,440	$201,199	$610,042	$634,576
Amortization of purchased intangibles	(825)	(1,629)	(2,686)	(4,931)
Acquisition related benefits (costs)	—	4,100	—	4,100
Restructuring benefits (costs)	(819)	(1,339)	(3,825)	(16,655)
Other non-recurring items (2)	(1,663)	(1,877)	(4,704)	(5,794)
Non-GAAP selling, general and administrative expense	$197,133	$200,454	$598,827	$611,296

GAAP research and development expense	$90,997	$43,535	$216,276	$183,528
Acquisition related benefits (costs)	(400)	14,800	(800)	14,400
Restructuring benefits (costs)	(19)	22	(1,519)	(5,293)
Non-GAAP research and development expense	$90,578	$58,357	$213,957	$192,635

GAAP income from operations	$64,466	9.9%	$90,949	14.4%	$210,670	11.1%	$242,479	12.2%
Amortization of purchased intangibles	5,324		6,136		16,077		18,062
Acquisition related (benefits) costs	400		(18,900)		800		(18,500)
Restructuring (benefits) costs	1,441		1,532		7,108		25,870
Other non-recurring items (2)	1,663		1,877		4,704		5,794
Non-GAAP income from operations	$73,294	11.3%	$81,594	12.9%	$239,359	12.6%	$273,705	13.8%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$(792,888)	$(36,425)	$1,680,290	$1,576,542
Gains (losses) from change in fair market value of equity securities and loan receivable	792,888	36,425	(1,680,290)	(1,576,542)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(18,081)	$(20,446)	$(70,740)	$(87,365)
Gains (losses) on equity-method investments	(1,626)	(697)	(3,349)	(2,543)
Other non-recurring items (3)	—	2,500	—	2,500

Non-GAAP other (income) expense, net	$(19,707)	$(18,643)	$(74,089)	$(87,408)

GAAP income (loss) before income taxes	$861,620	$137,102	$(1,433,583)	$(1,278,496)
Amortization of purchased intangibles	5,324	6,136	16,077	18,062
Acquisition related (benefits) costs	400	(18,900)	800	(18,500)
Restructuring (benefits) costs	1,441	1,532	7,108	25,870
(Gains) losses from change in fair market value of equity securities and loan receivable	(792,888)	(36,425)	1,680,290	1,576,542
(Gains) losses on equity-method investments	1,626	697	3,349	2,543
Other non-recurring items (2) (3)	1,663	(623)	4,704	3,294
Non-GAAP income before income taxes	$79,186	$89,519	$278,745	$329,315

GAAP (provision for) benefit from income taxes	$(208,448)	$(30,845)	$305,185	$291,464
Income tax effect of non-GAAP adjustments (1)	185,624	9,408	(373,835)	(364,826)
Non-GAAP provision for income taxes	$(22,824)	$(21,437)	$(68,650)	$(73,362)

GAAP net income (loss)	$653,172	100.5%	$106,257	16.8%	$(1,128,398)	(59.4)%	$(987,032)	(49.6)%
Amortization of purchased intangibles	5,324		6,136		16,077		18,062
Acquisition related (benefits) costs	400		(18,900)		800		(18,500)
Restructuring (benefits) costs	1,441		1,532		7,108		25,870
(Gains) losses from change in fair market value of equity securities and loan receivable	(792,888)		(36,425)		1,680,290		1,576,542
(Gains) losses on equity-method investments	1,626		697		3,349		2,543
Other non-recurring items (2) (3)	1,663		(623)		4,704		3,294
Income tax effect of non-GAAP adjustments (1)	185,624		9,408		(373,835)		(364,826)
Non-GAAP net income	$56,362	8.7%	$68,082	10.8%	$210,095	11.1%	$255,953	12.9%

GAAP diluted income (loss) per share	$23.34	$3.64	$(39.89)	$(33.63)
Amortization of purchased intangibles	0.19	0.21	0.57	0.61
Acquisition related (benefits) costs	0.01	(0.65)	0.03	(0.63)
Restructuring (benefits) costs	0.05	0.05	0.25	0.88
(Gains) losses from change in fair market value of equity securities and loan receivable	(28.33)	(1.25)	59.35	53.47
(Gains) losses on equity-method investments	0.06	0.02	0.12	0.09
Other non-recurring items (2) (3)	0.06	(0.02)	0.17	0.11
Income tax effect of non-GAAP adjustments (1)	6.63	0.33	(13.21)	(12.38)
Add back anti-dilutive shares	—	—	0.03	0.16
Non-GAAP diluted income per share	$2.01	$2.33	$7.42	$8.68

GAAP diluted weighted average shares used in per share calculation	27,985	29,223	28,286	29,349
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	24	137
Non-GAAP diluted weighted average shares used in per share calculation	27,985	29,223	28,310	29,486

Reconciliation of net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$653,172	100.5%	$106,257	16.8%	$(1,128,398)	(59.4)%	$(987,032)	(49.6)%
Interest expense	12,174		12,398		36,715		37,078
(Provision for) benefit from income taxes	208,448		30,845		(305,185)		(291,464)
Depreciation and amortization	38,891		37,278		112,393		108,724
Foreign currency exchange (gains) losses, net	1,641		(1,680)		(2,012)		(5,280)
Other income, net	(18,081)		(20,446)		(70,740)		(87,365)
(Gains) losses from change in fair market value of equity securities and loan receivable	(792,888)		(36,425)		1,680,290		1,576,542
Dividend from Sartorius AG	—		—		17,930		34,766
Acquisition related (benefits) costs	400		(18,900)		800		(18,500)
Restructuring (benefits) costs	1,441		1,532		7,108		25,870
Other non-recurring items (2)	1,663		1,877		4,704		5,794
Adjusted EBITDA	$106,861	16.4%	$112,736	17.8%	$353,605	18.6%	$399,133	20.1%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the acquisition in 2021 (2023).

2024 Financial Outlook

Forecasted non-GAAP operating margin excludes 85 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.